Exhibit 14



            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement of the Federated Intermediate Municipal Trust, a portfolio of Intermediate Municipal Trust, and to the incorporation by reference of our report dated July 10, 2003 with respect to the financial statements and financial highlights included in the May 31, 2003 Annual Report to Shareholders, which Prospectus, Statement of Additional Information, and Annual Report to Shareholders are incorporated by reference in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Intermediate Municipal Trust.


                                          /s/ ERNST & YOUNG LLP
                                          ERNST & YOUNG LLP

Boston, Massachusetts
August 21, 2003